SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2007

IMPERIAL SUGAR COMPANY

(Exact name of registrant as specified in its charter)

TEXAS	000-16674	74-0704500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE IMPERIAL SQUARE P. O. BOX 9 SUGAR LAND, TEXAS	77487
(Address of principal executive offices)	(Zip Code)

(281) 491-9181

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (e) On November 1, 2007, Imperial Sugar announced Robert A. Peiser, its president and chief executive officer, will reduce his involvement with the Company effective January 29, 2008, the date of the Company’s annual meeting. At that time, he will assume the position of vice chairman through January 2009 and will assist in strategic projects as well as with industry and governmental affairs. The Company amended its employment agreement with Mr. Peiser to continue his annual base salary at $655,000 through January 29, 2008 and establish his new base salary at $262,000 after that date until January 29, 2009. That agreement also modifies the vesting schedule for 22,000 shares of restricted stock granted to Mr. Peiser on May 16, 2007. The modification provides that the shares of restricted stock vest: (i) fifty percent (50%) on the date Mr. Peiser steps downs as chief executive officer of the Company (but in no event later than March 31, 2008); (ii) fifty percent (50%) on the last day of Mr. Peiser’s employment with the Company, or earlier if by mutual agreement (but in no event later than March 31, 2009); (iii) one hundred percent (100%) upon a change in control (as defined in the employment agreement); and (iv) one hundred percent (100%) upon Mr. Peiser’s involuntary termination of employment (as defined in the employment agreement). Mr. Peiser will be eligible for a bonus with a target amount of 100% of his annual base salary conditional upon the Company’s achievement of certain performance and financial goals.

(c) The Company also announced the appointment of John Sheptor, age 49, as president and chief executive officer, effective January 29, 2008. On February 12, 2007 he joined the Company as its executive vice president and chief operating officer. Prior to joining the Company, Mr. Sheptor was executive vice president of Merisant Worldwide, Inc., the distributor of Equal®, from 2001 to 2004 where he led all global operations, including manufacturing, research and development and information technologies. Prior to that position, he held supply chain and manufacturing positions for Monsanto Company with a substantial international focus. Immediately before joining the Company, he was chief operating officer for the Partnership for Supply Chain Management, a NGO funded by the President’s Emergency Plan for Aids Relief, and focused on improving health care and pharmaceutical management in the developing world. Mr. Sheptor received a B.S. degree from Rensselaer Polytechnic Institute and a M.B.A. degree from Tulane University.

When his appointment is effective on January 29, 2008, Mr. Sheptor will receive compensation in the amount of $550,000 annual base salary and will be eligible for a bonus with a target amount of 100% of his annual base salary with a maximum opportunity of two (2) times the target amount conditional upon the Company’s achievement of certain performance and financial goals. Additionally, the Company will grant Mr. Sheptor 75,000 shares of restricted stock on January 29, 2008 which will vest on the third anniversary of the grant date. The Company entered into a Change in Control Agreement with Mr. Sheptor substantially in the form listed as Exhibit 10(a)(8) to the Company’s Annual Report on Form 10-K for the year ended September 30, 2006. The Company anticipates entering into an employment agreement with Mr. Sheptor which will provide that if the Company terminates Mr. Sheptor’s employment without “cause” or if Mr. Sheptor resigns with good reason, as defined in the employment agreement, the Company will pay any accrued but unpaid salary, pro rata bonus and other benefits earned up to the effective date of termination as well as two (2) times the annual salary rate then in effect as well as payment of outplacement assistance services.

The Company issued a press release, dated November 1, 2007 announcing these matters, which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1    Press release issued by Imperial Sugar Company dated November 1, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPERIAL SUGAR COMPANY

Date: November 2, 2007	By:	/s/ H. P. Mechler
H. P. Mechler
Senior Vice President and Chief Financial Officer